UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 4, 2009

Magellan Health Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-6639	58-1076937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Nod Road Avon, Connecticut		06001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

Magellan Health Services, Inc., (“Magellan”) has entered into a Purchase Agreement (the “Purchase Agreement”), dated as of June 4, 2009, with Coventry Health Care, Inc. (“Coventry”), First Health Group Corp., a wholly-owned subsidiary of Coventry (“First Health Group”), and Coventry Management Services, Inc., also a wholly-owned subsidiary of Coventry (“CMS”, together with Coventry and First Health Group, the “Sellers”), pursuant to which Magellan will acquire (the “Acquisition”) all of the outstanding equity interests of Coventry’s direct and indirect subsidiaries First Health Services Corporation (“FHS”), FHC, Inc. (“FHC”) and Provider Synergies, LLC (“Provider Synergies”, together with FHS and FHC, the “Acquired Entities”) and certain assets of CMS which are related to the operation of the business conducted by FHS.  The Acquired Entities provide pharmacy benefits management and other services to Medicaid programs.

As consideration for the Acquisition, Magellan will pay $110 million in cash, subject to working capital adjustments as provided in the Purchase Agreement.  Magellan will fund the Acquisition with cash on hand.  Under the Purchase Agreement, at the time of the Acquisition, the Acquired Entities will have no indebtedness for borrowed money and the Acquired Entities must have $15 million in working capital at closing.

In the Purchase Agreement, the Sellers have made representations and warranties, and agreed to covenants, customary in agreements of a like nature, including to cause the Acquired Entities pending the closing of the Acquisition, subject to certain exceptions, to conduct their business in the ordinary course and not to engage in certain kinds of transactions.  In the Purchase Agreement, Magellan has made representations and warranties, and agreed to covenants, of a customary nature.  Pursuant to the Purchase Agreement, the parties’ post-closing liability for, and obligation to indemnify each other (and their respective affiliates) against, losses arising out of a breach of representation  warranty or covenant, is limited to $15 million, subject to certain exceptions.

Consummation of the Acquisition is subject to customary closing conditions, including (i) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of other required regulatory approvals and (ii) the absence of any law or order prohibiting the transaction.  Magellan’s obligation to close the transactions is subject to additional conditions, including (i) the absence of any events having a material adverse effect with respect to the business of the Acquired Entities, (ii) the absence of any litigation with a reasonable likelihood of preventing the closing or imposing certain limitations on Magellan in connection with the ownership of the Acquired Entities or the operation of any material portion of the Acquired Entities’ business, (iii) the attainment by Coventry of certain material third party consents, waivers and approvals, and (iv)  that certain transaction documents shall remain in full force and effect (including the Service Agreements and the Transition Services Agreement referred to below).  Magellan may waive any of such conditions.  Magellan currently expects the Acquisition to close in the third quarter of 2009.  Either Magellan or Coventry may terminate the Purchase Agreement upon the occurrence of certain customary events.

Magellan and its wholly-owned subsidiary National Imaging Associates, Inc. (“NIA”) also entered into a Master Services Agreement for Radiology Benefit Management Services, dated as of June 4, 2009,  with Coventry (the “Master Radiology Services Agreement”) pursuant to which they will manage on a “risk basis” advanced diagnostic imaging services, including cardiac diagnostic testing, in five markets served by Coventry.  Pursuant to the Master Radiology Services Agreement, the parties are obligated to enter into services agreements for radiology services for each of the five markets to be served by NIA (the “Individual Radiology Services Agreements”).  In addition, Magellan and its wholly owned subsidiary ICORE Healthcare, LLC, entered into  a Management Services Agreement for Medical Pharmaceuticals, dated as of June 4, 2009, with Coventry (the “Oncology Services Agreement”) pursuant to which they will provide oncology management programs and clinical care management services in five markets served by Coventry.  The Master Radiology Services Agreement, the Individual Radiology Services Agreements and the Oncology Services Agreement (collectively the “Services Agreements”) will become effective as of the closing of the Acquisition and each has a minimum term of three years from the implementation of services in each market, subject to earlier termination in certain circumstances. In connection with the Purchase Agreement, Magellan and CMS also entered into a Transition Services Agreement, dated as of June 4, 2009 (the “Transition Services Agreement”), pursuant to which CMS (or its Affiliates) shall continue for up to one year after the closing of the Acquisition to provide, or cause certain third party service providers to provide, certain information technology and other support services to the Acquired Entities on a transitional basis.  Magellan shall also have the use of the names FHC and First Health Services Corporation for one year, after which Magellan is obligated to change such names. The parties have mutually agreed that in the event the closing of the purchase of the Acquired Entities does not occur, the Services Agreements and the Transition Services Agreement will not proceed.

Item 8.01.  Other Events.

On June 5, 2009, Magellan issued a press release announcing the execution of the Purchase Agreement, the Services Agreements and providing guidance with respect to the impact on 2009 revenue and segment profit of the transactions contemplated thereby. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

	By:	/s/
Name: JONATHAN N. RUBIN
Title: Executive Vice President and Chief Financial Officer

Dated: June 9, 2009

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated as of June 5, 2009.